UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 23, 2019

CBS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

51 West 52nd Street, New York, New York		10019
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (212) 975-4321

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 23, 2019, CBS Corporation (the “Company” or “CBS”) entered into a letter agreement (the “Letter Agreement”) with Joseph R. Ianniello, the Company’s President and Acting Chief Executive Officer, pursuant to which Mr. Ianniello will continue as President and Acting Chief Executive Officer through December 31, 2019 with certain modifications to his existing employment agreement dated as of July 1, 2017, as amended by the letter agreement dated as of September 9, 2018 (together, the “Existing Agreement”). CBS has agreed to renegotiate Mr. Ianniello’s employment agreement in good faith if he is named the Company’s Chief Executive Officer on or prior to December 31, 2019.

Effective as of April 15, 2019, Mr. Ianniello’s base salary has been increased to $3 million and his annual target bonus will be 500% of his base salary. For calendar year 2019, Mr. Ianniello will receive a bonus of not less than such target bonus. Additionally, Mr. Ianniello will receive a cash payment of $5 million payable in a lump sum.

If another individual is appointed Chief Executive Officer or there occurs a “corporate event” (as such term is defined in the Existing Agreement) following which Mr. Ianniello is no longer the Acting Chief Executive Officer, Mr. Ianniello will become a consultant to the Company for a period of up to 90 days if requested in writing by the CBS Board of Directors (the “Board”), during which period he will remain an employee of CBS. While employed as a consultant, Mr. Ianniello will continue to receive base salary and a target bonus at the same level that he received prior to entering into the consulting role. Mr. Ianniello may resign his employment from the Company during the consulting period under certain circumstances, and, if such resignation occurs, an amount equal to a percentage of the lump sum cash payments described in the preceding and succeeding paragraphs will be recoupable by the Company to reflect Mr. Ianniello’s cessation of employment prior to the end of the employment term.

If Mr. Ianniello’s employment ceases for any reason other than for “cause” (as such term is defined in the Existing Agreement), including his resignation for “good reason” (as such term is defined in the Existing Agreement) or a non-renewal of the employment term, he will receive a lump sum cash payment of $10 million and he will be entitled to receive the same level of severance payments and benefits that he would have received under the Existing Agreement if he were to be terminated without “cause” or to resign for “good reason” following a “corporate event” with certain exceptions, including that the calculation of the cash severance payment related to bonus will be modified so that Mr. Ianniello will receive an amount that is equal to three times the higher of his target bonus and the average of his actual bonus awards for the three years immediately preceding the year in which his employment is terminated. Mr. Ianniello will be also eligible to receive office and administrative support, use of a car and driver, and security services for up to two years following his termination of employment if he is not terminated for “cause,” subject to a cap on the aggregate cost to the Company of $2.75 million.

Other modifications to the Existing Agreement that are reflected in the Letter Agreement include an extension of Mr. Ianniello’s employment term for up to 90 days in certain limited circumstances if requested by the Board and the modification of Mr. Ianniello’s “good reason” definition to extend the date by which CBS must appoint a permanent Chief Executive Officer to December 31, 2019 and to clarify that certain “good reason” triggers are not curable by the Company should they occur. Upon Mr. Ianniello’s termination of employment for any reason, he also will no longer be subject to the non-competition related covenants in the Existing Agreement.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Letter Agreement, a copy of which is filed herewith as Exhibit 10 to this Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.    The following Exhibit is filed as part of this Report on Form 8-K:

Exhibit Number	Description of Exhibit

10	Letter Agreement dated as of April 23, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBS CORPORATION
(Registrant)

By:	/s/ Laura Franco
	Name:	Laura Franco
	Title:	Executive Vice President, General Counsel

Date: April 26, 2019

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